Exhibit 99

CACI Reports Record First Quarter Results

*	Contract Awards in the Quarter Totaled a Record $800 Million

*	Contract Funding Orders in the Quarter Totaled a Record $477 Million

*	Revenue Increased 8.9 Percent to $423.1 Million

*	Net Income Before Stock Option Expense Increased 15.5 Percent to $22.8 Million

*	Operating Cash Flow Increased 88.7 Percent to $38.2 Million

          ARLINGTON, Va., Oct. 26 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading information technology and network solutions provider to the federal government, announced today record results for its first fiscal quarter ending September 30, 2005.

          First Quarter Results

          As a result of a Securities and Exchange Commission ruling in April, 2005, the Company, and most other public companies, was required to begin complying with Financial Accounting Standards Board Statement No. 123R, “Share Based Payment” (“FAS 123R”) for fiscal years beginning after June 15, 2005.  FAS 123R addresses the issue of expensing stock options and other equity awards to a company’s employees and directors.  CACI’s Fiscal Year 2006 (FY06) began on July 1, 2005.  The results described in this release include the adoption of this rule and the resulting non-cash charges.  The first quarter of Fiscal Year 2005 (FY05) has been restated as if FAS 123R was in effect as of July 1, 2004, the beginning of FY05.

          For the first quarter of FY06 the Company reported revenue of $423.1 million, up $34.5 million, or 8.9 percent, over FY05 first quarter revenue of $388.7 million.  This growth was entirely organic.

          With the inclusion of stock option expense, operating income during the quarter was $33.5 million.  Had stock option expensing not been required, operating income would have been $39.3 million, up 10.3 percent over operating income of $35.6 million for the same period a year ago.  The Company’s operating margin was 7.9 percent for the quarter, which includes stock option expense.  Had the Company not been required to record stock option expense, the operating margin would have been 9.3 percent versus 9.2 percent for the same period a year ago.

          Net income for the first quarter, which includes stock option expense, was $19.1 million, or $0.62 per diluted share, compared with net income of $18.3 million, or $0.61 per diluted share, for the first quarter of FY05.  Without stock option expense, net income would have been $22.8 million, or $0.74 per diluted share, up 15.5 percent over net income of $19.8 million, or $0.66 per diluted share for the first quarter of FY05.

          Operating cash flow for the quarter totaled $38.2 million which represented an 88.7 percent increase over the same period a year ago.

          Operating income and net income without stock option expense is calculated as follows:

	(unaudited) Quarter ended

(Amounts in thousands)	9/30/2005	9/30/2004	% Growth

		(As restated)
Income from operations	$33,488	$33,276
Stock option expense	5,781	2,313

Income from operations before stock option expense	$39,269	$35,589	10.3%

Operating margin before stock option expense	9.3%	9.2%
Net income, as reported	$19,123	$18,340
Stock option expense, net of tax	3,700	1,422

Net income before stock option expense	$22,823	$19,762	15.5%

Net profit margin before stock option expense	5.4%	5.1%
Diluted earnings per share before stock option expense	$0.74	$0.66

          As most of the Company’s industry peers are not yet required, due to their fiscal year reporting periods, to report stock option expense in their financial results, the information presented above provides a better comparison to the results of competitors from a margin perspective.

First Quarter Highlights
*	Contract awards totaling approximately $800 million, including:
	--	$188 million to support the U.S. Navy’s Littoral and Mine Warfare Program
	--	$150 million in national security and intelligence work
	--	$107 million to support the U.S. Navy’s Automatic Identification Technology Program Office
*	Contract funding orders totaled $477 million
*	Days sales outstanding improved to 69 days versus 83 days a year ago
*	Operating cash flow of $38 million for the quarter
*	Cash balance of $171 million at September 30, 2005, up $38 million from year-end

          CEO’s Commentary

          Commenting on the results, Dr. J. P. London, CACI’s Chairman, President and Chief Executive Officer, said, “CACI is by far the strongest it has ever been in its 44-year history.  For the quarter, we generated record revenue of $423.1 million and total net earnings of $19.1 million.  Contract awards reached an all-time high of $800 million, about half of which were from new business.  These numbers demonstrate our solid performance over the quarter and reflect the course we expect to take next quarter, throughout the year, and for many years to come.

           “We are also continuing our robust mergers and acquisitions program, which is a highly successful element of our growth strategy.  Most importantly, we continue to align our business objectives with the priorities of our nation. We remain steadfast in our proven strategy of quality client service and are relentless in our commitment to provide increasing shareholder value.  CACI is well positioned to achieve our goal to become a $3 billion revenue company by fiscal 2009.”

          CACI Updates Guidance

          The Company issued its guidance for its second fiscal quarter and updated its annual guidance for FY06.  This guidance excludes the revenue or earnings from future acquisitions that may be completed prior to the end of FY06. Projected revenue and earnings for FY06 includes the adoption of FAS 123R and is shown with and without the effect of stock option expensing, as follows:

(In millions except for earnings per share)	2nd Quarter	Total Year

Revenue	$415 - $425	$1,750 - $1,825
Diluted earnings per share, exclusive of effect of stock option expense	$0.73 - $0.76	$3.08 - $3.22
Stock option expense	$(0.04)	$(0.24)
Diluted earnings per share, inclusive of effect of stock option expense	$0.69 - $0.72	$2.84 - $2.98
Diluted weighted average shares	31.1	31.1

          The total stock compensation expense, which includes both the expense of stock options as shown above and the expense of restricted stock units granted by the Company, is a non-cash expense that has no effect on the Company’s total cash flow.  The revised guidance for the year relates to the completion of work for a Department of Defense client as well as the wind down of certain Department of Justice litigation support services.

          This guidance represents our views as of October 26, 2005.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

          Conference Call Information

          The company has scheduled a conference call for 8:30 AM Eastern time Thursday, October 27th, during which management will be making a brief presentation focusing on first quarter results, operating trends and its expectations.  A question-and-answer session will follow to allow further discussion of the results and the company’s future expectations.  Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at http://www.caci.com at the scheduled time.  A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern time Thursday, October 27th, and can be accessed through CACI’s homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

          About CACI

          CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 1000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,300 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

          There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; changes that could result from accounting adjustments requested in connection with finalizing our Report on Form 10-Q; and other risks described in the company’s Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Vice President,	Jody Brown, Executive Vice President,
Investor Relations	Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

Summary Financial Tables

CACI International Inc
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	(unaudited) Quarter Ended

	9/30/2005	9/30/2004

		(As restated)
Revenue	$423,106	$388,653
Costs and expenses
Direct costs	270,877	240,449
Indirect costs and selling expenses, including stock option expense	111,206	106,630
Depreciation and amortization	7,535	8,298

Total costs and expenses	389,618	355,377
Income from operations	33,488	33,276
Interest expense, net	3,613	3,473

Income before income taxes	29,875	29,803
Income taxes	10,752	11,463

Net income	$19,123	$18,340

Basic earnings per share	$0.64	$0.63
Diluted earnings per share	$0.62	$0.61
Weighted average shares used in per share computations:
Basic	30,073	29,175
Diluted	31,002	30,124

Statement of Operations Margin Data

	(unaudited) Quarter Ended

	9/30/2005	9/30/2004

		(As restated)
Gross profit margin	36.0%	38.1%
Operating profit margin	7.9%	8.6%
Net profit margin	4.5%	4.7%

Balance Sheet Information

	(unaudited)
	9/30/2005	6/30/2005

Cash and equivalents	$170,930	$132,965
Accounts receivable	325,731	338,055
Current liabilities	199,730	208,744
Long-term debt	341,975	342,861

	(unaudited)

Consolidated Statements of Cash Flows Information	9/30/2005	9/30/2004

(Amounts in thousands)		(As restated)
Net cash provided by operating activities	$38,232	$20,255
Net cash used in investing activities	(3,588)	(5,076)
Net cash provided by (used in) financing activities	3,482	(14,961)
Effect of exchange rates on cash and equivalents	(161)	(9)

Net increase in cash and equivalents	37,965	209
Cash and equivalents, beginning of period	132,965	63,029

Cash and equivalents, end of period	$170,930	$63,238

Revenue by Customer Type

	Quarter Ended (Unaudited)

(dollars in thousands)	9/30/2005		9/30/2004		$ Change	%Change

Department of Defense	$307,208	72.6%	$277,776	71.5%	$29,432	10.6%
Federal Civilian
Agencies	93,060	22.0%	90,317	23.2%	2,743	3.0%
Commercial	16,509	3.9%	15,963	4.1%	546	3.4%
State and Local
Government	6,329	1.5%	4,597	1.2%	1,732	37.7%

Total	$423,106	100.0%	$388,653	100.0%	$34,453	8.9%